UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CLEARBRIDGE ENERGY MIDSTREAM OPPORTUNITY FUND INC.

(Name of Registrant as Specified in Its Charter)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Stockholder:

The ClearBridge Energy Midstream Opportunity Fund Inc. (the “Fund” or “EMO”) Board of Directors (the “Board”) has a long track record of working with the Fund’s management team to deliver strong returns and increase distributions for stockholders. Ahead of the EMO Annual Meeting of Stockholders on April 14, 2023 (the “Annual Meeting”), you have the opportunity to support the Board that is taking actions to enhance value for you.

The Board unanimously recommends you vote “FOR” the election of the Fund’s Board Nominee on the enclosed WHITE proxy card to ensure the Board can continue to build on its track record of advancing your interests.

You may receive materials from Saba Capital Management, L.P. (“Saba Capital”) asking you to vote on a gold card or voting instruction form. Saba Capital is a dissident hedge fund with a history of running self-interested campaigns that derail a fund’s ability to enhance value for long-term stockholders.

We urge you NOT to return any gold proxy card that you receive, as that vote will not count as a vote in support of the Fund’s Board Nominee. If you vote your shares more than once, only your latest-dated proxy card counts.

You may have questions about what is at stake with this election. In this letter, we address some of the topics that we hope will demonstrate why your vote is so necessary and why you should support the Board.

Why is it important that I vote “FOR” the Fund’s Board Nominee?

The Board has a strong track record of taking decisive actions to enhance value and increase distributions. As a result of these actions, the Fund has delivered returns that significantly outpaced peer funds over the last two years.

Voting “FOR” the Fund’s Board Nominee will ensure that the Board can work with the Fund’s manager to continue to enhance the value of your investment.

What have the Board and management team done to improve Fund performance and enhance returns for me?	Under the Board’s oversight, the Fund’s sub-adviser has implemented a disciplined investment approach focused on investing in companies that meet three criteria:
• Companies with free cash flow, as they have a tendency to outperform the market and are well-positioned to deliver accelerating distribution growth and share repurchases;

• Companies poised to benefit from the recovery in U.S. oil production following the pandemic; and

• Companies with growing exposure to exports of U.S. crude oil, natural gas and natural gas liquids.

This investment approach has led to significant outperformance over the last several years. It has also allowed the Board to build on its track record of growing your distributions — in fact, the Board has increased your distributions by 28.3% over the last five quarters.

What has the Board done to decrease the discount between the Fund’s share price and its net asset value (NAV)?	Over the last several years, the Board has taken decisive action, including:

•   Repurchasing more than $26 million of shares since the commencement of the stock repurchase program, which has resulted in an over $6 million increase to the Fund’s total net assets that can be invested for the benefit of stockholders;

• Increasing the Fund’s dividend each of the last five quarters; and

• Implementing a fee waiver of 5 basis points (0.05%), lowering the Fund’s management fee well below its peer group average.

What happens if Saba Capital’s nominee is elected?	Saba Capital has a history of engaging in activist campaigns with closed-ends funds to force a liquidity event. This playbook allows the hedge fund to exit with short-term gains for itself to the potential detriment of long-term stockholders.

In this case, Saba Capital has disclosed that its nominee would, if elected, propose a liquidity event that could necessitate dramatic negative changes in the Fund’s investment approach and could create considerable negative tax implications, which may result in reduced distributions to common stockholders like you.

Saba Capital is following its standard playbook to squeeze out short-term gains to the potential detriment of our long-term stockholders. The Board is committed to defending the Fund against this attack and protecting the long-term value of your investment.

ClearBridge
Investments

Your vote is important, no matter how many or how few shares you own.

You can vote by internet, telephone or by signing and dating the **WHITE** Proxy Card or Voting Instruction Form and mailing it in the envelope provided.

If you have any questions about how to vote your shares or need additional assistance, please contact:

Georgeson LLC: 1 (800) 868-1391

Forward Looking Statement

Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.

All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.

FRANKLIN
TEMPLETON